Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

Investor Contact:	Terry Huch, 847-405-2515, thuch@cfindustries.com

Media Contact:	Susan Fisher, 847-405-2551, shfisher@cfindustries.com

CF Industries Holdings, Inc. Reports Record Third Quarter Results

Solid Execution Amid Strong Fundamentals Delivers First-Ever Billion Dollar Quarterly Operating Cash Flow

DEERFIELD, IL—November 1, 2011—CF Industries Holdings, Inc. (NYSE: CF):

Highlights

•                  Record third quarter net earnings attributable to common stockholders of $330.9 million, or $4.73 per diluted share, compared to $48.2 million, or $0.67 per diluted share, in the third quarter of 2010.

•                  Record third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $640.8 million compared to $216.0 million in the third quarter of 2010.

•                  Record third quarter net sales of $1.4 billion compared to $917.1 million in the 2010 third quarter.

•                  Operating cash flow of more than $1.0 billion, a record for any quarter in the company’s history.

•                  Increased cash balance despite spending more than $800 million during the quarter to repurchase common shares.

Outlook

•                  High expected spring 2012 corn planting, favorable fall weather, and moderate, stable natural gas prices provide a healthy operating climate.

CF Industries Holdings, Inc. today reported record third quarter 2011 net earnings attributable to common stockholders of $330.9 million, or $4.73 per diluted share, compared to $48.2 million, or $0.67 per diluted share, in the third quarter of 2010.  Third quarter results included a $35.1 million impairment charge due to the permanent shutdown and removal of the methanol plant at the company’s Woodward, Oklahoma, nitrogen complex and a $14.1 million non-cash mark-to-market loss on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.31 and $0.12, respectively.  Third quarter 2010 results included a $25.7 million non-cash mark-to-market loss on natural gas derivatives and $22.8 million of business combination and integration costs.

EBITDA was a third quarter record of $640.8 million, compared to $216.0 million in the third quarter of 2010.

Net sales in the third quarter of 2011 were a record $1.4 billion, up 53 percent from $917.1 million in the same period last year due primarily to higher product prices.  Total sales volume was 3.5 million tons1 in the third quarter of 2011, compared to 3.4 million tons in the third quarter of 2010.

“We believe CF Industries’ third quarter performance reflects the underlying strength of our business model and good execution,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.  “We generated 45 percent gross margin and outstanding earnings during our seasonally weakest quarter.  These earnings, combined with strong order volume and customer deposits for future periods, allowed us to achieve quarterly operating cash flow of $1 billion for the first time in company history.”

The key driver of record earnings in the third quarter was a strong pricing environment.  Contrary to normal seasonal patterns, crop nutrient prices remained firm through the summer months because of constrained global supply and strong restocking demand in the northern hemisphere.  Average realized prices for each of the company’s major products increased by 33 percent or more compared to the third quarter of 2010.

“We started the third quarter with a much larger order book than we had after the spring season last year.  We realized high average prices for our products in the quarter and found strong interest in forward sales as farmers and distributors prepared for an expected busy fall fertilizer season,” said Wilson.

The lingering effects of spring flooding continued to present logistical challenges in the central United States.  Rail lines and barge shipping that had operated at reduced capacity for much of the second quarter struggled to catch up during the third quarter, and the two ammonia pipelines in the central U.S. suffered outages at their Missouri River crossing points.  The skill of the CF Industries team in operating its large, flexible production and transportation system allowed the company to satisfy all customer commitments and place inventory where it is now needed for the fall season.

Nine Month Results

For the first nine months of 2011, net earnings attributable to common stockholders were a record $1.1 billion, or $15.41 per diluted share, compared to $148.9 million, or $2.35 per diluted share, in the same period2 of 2010.  EBITDA was $2.1 billion in the first nine months of 2011, compared to $627.5 million in the same period of 2010.  Nine month results for 2011 included the $35.1 million impairment charge due to the permanent shutdown and removal of the Woodward methanol plant, $34.5 million of pre-tax gains on the sale of non-core assets, $27.6 million of non-cash mark-to-market losses on natural gas derivatives, $19.9 million of accelerated amortization of loan costs, and $4.2 million of restructuring and integration costs.

Net sales for the first nine months of 2011 were a record $4.4 billion, up 61 percent from $2.7 billion in the same period of 2010. The increase resulted primarily from higher average product prices and the inclusion of Terra Industries net sales in the first quarter of 2011.

Nitrogen Segment

CF Industries sold 3.0 million tons of nitrogen products during the third quarter of 2011, an increase of 62,000 tons compared to the third quarter of 2010.  Nitrogen segment net sales of $1.1 billion were 52 percent higher than the third quarter of 2010.  Gross margin was $552.1 million, nearly four times the gross margin in the third quarter of 2010.  The increase was primarily due to higher selling prices and slightly higher sales volumes.  Gross margin as a percent of sales was 49 percent, up from 19 percent in the year-earlier quarter.  The company’s ammonia plants ran at approximately 100 percent of normal capacity.

Ammonia sales volume for the third quarter of 2011 was 21 percent lower than the year-ago quarter due to the company’s decision to decrease industrial contract volume and to drought conditions in the Southern Plains wheat region of the U.S.  The company’s third quarter average realized ammonia price of $552 per ton was 40 percent higher than in the same period last year. The company believes this increase was caused by unplanned outages at a number of producers and higher demand for phosphate and nitrogen fertilizers.  Compared to the second quarter of 2011, market prices for agricultural and industrial ammonia both increased, but the company’s average price realization declined slightly due to a seasonally low agricultural portion of the sales mix in the third quarter.

Third quarter granular urea sales volume increased by 10 percent from 2010 to 2011.  The company’s average realized granular urea price of $425 per ton in the third quarter of 2011 was 60 percent higher than the same period last year and 9 percent higher sequentially.  Factors contributing to these increases included restrained exports from China, unplanned outages at several offshore production facilities and strong demand.

UAN sales volume increased 9 percent from the third quarter of 2010 to the third quarter of 2011.  The average realized price of $319 per ton in the third quarter of 2011 was 70 percent higher than the average realization in the year-earlier period.  Market prices for UAN rose from June to July, showing remarkable strength during a normally weak seasonal transition period.

CF Industries’ realized natural gas cost averaged $4.45 per MMBtu in the third quarter of 2011, compared to $4.37 during the third quarter of 2010.  Stable gas costs continued throughout the quarter, which the company believes was driven by favorable supply conditions resulting from the growing production of shale gas in the U.S.

Phosphate Segment

Third quarter phosphate segment sales volume was 12 percent higher in 2011 than 2010, with domestic volume up 2 percent and export volume up 26 percent.  Exports comprised 48 percent of total phosphate sales volume, reflecting attractive net prices and strong buying interest outside the U.S.  Average price realizations for diammonium phosphate (DAP) and monoammonium phosphate (MAP) were about 40 percent higher than average realizations in the third quarter of 2010.

Third quarter net sales of DAP and MAP of $285.8 million were 57 percent higher than the third quarter of 2010 due to the higher sales volume and average selling prices.  Gross margin for the segment was $85.9 million, triple the gross margin in the previous year’s third quarter.  Gross margin percentage was 30 percent of sales, compared to 16 percent of sales in the year-earlier period, with the increase attributable to higher prices and sales volumes.

The company’s Plant City, Florida, phosphate complex operated at 99 percent of capacity during the third quarter of 2011.

Environmental, Health and Safety Performance

During the third quarter of 2011, the company experienced no lost time accidents (LTAs), and the company’s Peru, Illinois, terminal reached the milestone of 10,000 work days (over 27 years) without an LTA.  The terminal is the 15th CF Industries facility to achieve the 10,000 day mark.

In addition, for the fourth consecutive year, the company’s Medicine Hat, Alberta, nitrogen complex received the province’s Envirovista Leader award recognizing excellence in emissions performance and environmental management.

Liquidity and Financial Position

At September 30, 2011, CF Industries’ cash, cash equivalents and short-term investments totaled $1.4 billion, including $878.2 million of customer deposits.  Operating cash flow of more than $1.0 billion was a record for any quarter in the company’s history and exceeded the third quarter 2010 level by $445.0 million, reflecting primarily higher earnings and a larger increase in customer deposits.

During the third quarter of 2011, the company repurchased 5.6 million of its common shares for $878.4 million, of which $801.9 million had settled by September 30.  The company made additional purchases in October, bringing the total number of shares repurchased to date to approximately 6.5 million at an average price of $153.49, for a total outlay of $1.0 billion.

“We undertook our share repurchase program this year because we believed the company’s shares represented good value and we expected strong operating cash flow to continue,” said Wilson.  “Our results in the third quarter provided further validation of both these beliefs.”

Outlook

Despite global economic uncertainty, the outlook for North American crop nutrient producers remains favorable.  In its October 12th Worldwide Agricultural Supply and Demand Estimates, the U.S. Department of Agriculture projected an ending corn stocks-to-use ratio of 6.8 percent for the 2011 marketing year, which would be the second lowest level in 40 years.  This tight balance should be expected to support high corn prices for the next several years, providing farmers with a compelling incentive to plant corn.  The company projects that U.S. farmers will plant 93.5 million acres of corn in 2012, an increase of 1.6 million acres from 2011.

Recent weather patterns in the Corn Belt have been favorable, allowing harvest progress to catch up to and surpass the five year average.  Farm income in the U.S. is projected to reach a record level in 2011, strengthening farmers’ incentive to apply crop nutrients in the fourth quarter.  Assuming normal weather conditions, CF Industries expects a very strong fall application season.

Global supplies of all crop nutrients continue to be tight and are expected to remain so through the fourth quarter.  India’s recent large purchases of urea appear to have set a floor for urea prices in the near term at a level well above the average urea price realized by the company in any of the first three quarters of 2011.  CF Industries expects to continue to earn attractive margins due to its advantageous footprint, its focus on operational excellence, moderate natural gas costs and the favorable product pricing environment, including prices and margins already fixed through forward sales.  At the end of the third quarter, the company had very low product inventories at its plants, with most finished product positioned at terminals for fall shipment, much of it with customer deliveries already scheduled through forward sales.

“All the factors appear to be in place for CF Industries to achieve excellent results again in the fourth quarter.  We expect strong agricultural and crop nutrient markets to provide stronger momentum as we enter 2012 than we had a year ago,” said Wilson.

The outlook for natural gas costs in North America continues to be very favorable for nitrogen producers.  NYMEX futures for natural gas at Henry Hub are currently below $4.00 per MMBtu through June 2012.

Capital Expenditures

The company expects to spend between $50 million and $60 million to complete a debottlenecking project at the Donaldsonville ammonia #5 plant, which was acquired in the Terra acquisition.  When completed, this project is expected to increase the plant’s ammonia production capacity by approximately 100,000 tons per year.  Although meaningful in the context of the company’s future financial results, this increment of capacity, either alone or in combination with those announced by the company’s domestic competitors, is not likely to be large enough to change the supply/demand balance materially in the U.S. ammonia market, which currently imports about one-third of its requirements.

On August 5, 2011, CF Industries announced its intention to invest up to $1.0 billion to $1.5 billion over the next four years to reduce bottlenecks at existing ammonia plants in North America and to add new capacity to upgrade ammonia to urea or UAN.  Since that time the company has kicked off front-end engineering and design studies for several projects.

Conference Call

CF Industries will hold a conference call to discuss these third quarter and year-to-date results at 10:00 ET on Wednesday, November 2, 2011.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

1 Throughout this release, the term “tons” refers to short tons.

2 Volumes, sales and all other financial data in this release for the first nine months of 2010 include the results of Terra Industries beginning on April 5, 2010, when it became a subsidiary of CF Industries.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from the company’s expectations include, among others:  the volatile cost of natural gas in the areas in which the company’s production facilities are principally located; the cyclical nature of the company’s business and the agricultural sector; the global commodity nature of the company’s fertilizer products, the impact of global supply and demand on the company’s selling prices, and the intense global competition in the consolidating markets in which the company operates; conditions in the U.S. agricultural industry; reliance on third party transportation providers; the company’s ability to integrate the Terra businesses promptly and effectively, and the impact of system integration efforts, including the implementation of a new enterprise resource planning system; weather conditions; risks associated with expansion of the company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; the company’s potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; the inability to predict seasonal demand for the company’s products accurately; the impact of changing market conditions on the company’s forward sales programs; risks involving derivatives and the effectiveness of the company’s risk measurement and hedging activities; the reliance of the company’s operations on a limited number of key facilities and the significant risks and hazards against which it may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials used and increases in their costs; risks associated with international operations; the concentration of the company’s sales with certain large customers; losses on the company’s investments in securities; deterioration of global market and economic conditions; the limitations on the company’s business imposed by the terms of its debt agreements; the potential inability to refinance the company’s indebtedness in connection with any change of control affecting it; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including under “Risk Factors” in Item 1-A in our Annual Report on Form 10-K, filed with the SEC on February 25, 2011. Forward-looking statements are given only as of the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)
Net sales	$1,403.8	$917.1	$4,379.5	$2,727.4
Cost of sales	765.8	747.3	2,349.1	2,031.8
Gross margin	638.0	169.8	2,030.4	695.6
Selling, general and administrative	30.5	28.8	93.2	73.3
Restructuring and integration costs	0.8	8.6	4.2	17.9
Other operating - net	39.4	1.3	12.3	150.9
Total other operating costs and expenses	70.7	38.7	109.7	242.1
Equity in earnings of operating affiliates	15.0	5.7	40.7	7.2
Operating earnings	582.3	136.8	1,961.4	460.7
Interest expense	32.1	58.3	115.0	170.6
Interest income	(0.3)	(0.3)	(1.5)	(1.0)
Loss on extinguishment of debt	—	—	—	17.0
Other non-operating - net	(0.1)	(0.5)	(0.6)	(28.6)
Earnings before income taxes and equity in earnings of non-operating affiliates	550.6	79.3	1,848.5	302.7
Income tax provision	184.9	18.9	624.7	104.4
Equity in earnings of non-operating affiliates - net of taxes	16.7	10.8	35.0	15.7
Net earnings	382.4	71.2	1,258.8	214.0
Less: Net earnings attributable to noncontrolling interest	51.5	23.0	158.5	65.1
Net earnings attributable to common stockholders	$330.9	$48.2	$1,100.3	$148.9

Net earnings per share attributable to common stockholders
Basic	$4.77	$0.68	$15.55	$2.38
Diluted	$4.73	$0.67	$15.41	$2.35

Weighted average common shares outstanding
Basic	69.4	71.1	70.7	62.5
Diluted	69.9	71.9	71.4	63.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,426.1	$797.7
Short-term investments	—	3.1
Accounts receivable	268.6	238.9
Inventories - net	341.6	270.3
Other	21.6	31.4
Total current assets	2,057.9	1,341.4
Property, plant and equipment - net	3,739.3	3,942.3
Asset retirement obligation funds	95.0	95.0
Investments in and advances to unconsolidated affiliates	985.9	977.1
Investments in auction rate securities	71.1	102.8
Goodwill	2,064.5	2,064.5
Other assets	232.1	230.9
Total assets	$9,245.8	$8,754.0

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$440.4	$323.2
Income taxes payable	77.7	62.2
Customer advances	878.2	431.5
Notes payable	4.7	4.9
Deferred income taxes	73.8	38.6
Distributions payable to noncontrolling interest	—	78.0
Other	27.7	10.2
Total current liabilities	1,502.5	948.6
Long-term debt	1,613.0	1,954.1
Deferred income taxes	1,029.4	1,074.7
Other noncurrent liabilities	351.1	343.2
Equity
Stockholders’ equity	4,262.8	4,050.4
Noncontrolling interest	487.0	383.0
Total equity	4,749.8	4,433.4
Total liabilities and equity	$9,245.8	$8,754.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions)
Operating Activities:
Net earnings	$382.4	$71.2	$1,258.8	$214.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	101.6	110.4	314.9	288.5
Deferred income taxes	(9.4)	47.8	16.4	41.5
Stock compensation expense	2.9	2.0	8.0	5.8
Excess tax benefit from stock-based compensation	(7.1)	(0.6)	(25.7)	(1.2)
Unrealized loss on derivatives	14.1	27.9	27.6	20.9
Inventory valuation allowance	—	0.4	—	0.4
Loss on extinguishment of debt	—	—	—	17.0
Gain on sale of marketable equity securities	—	—	—	(28.3)
Loss (gain) on disposal of property, plant and equipment and non-core assets	36.8	—	7.4	(0.1)
Undistributed loss (earnings) of affiliates - net	1.1	(21.6)	(51.5)	(31.1)
Changes in (net of effects of acquisition):
Accounts receivable	145.0	122.5	(33.7)	77.6
Margin deposits	0.1	0.2	4.4	(4.4)
Inventories	(71.2)	(24.4)	(75.1)	76.3
Accrued income taxes	(55.6)	(4.9)	21.2	(31.3)
Accounts payable and accrued expenses	20.0	(42.2)	42.5	(67.0)
Customer advances - net	477.2	310.1	446.8	54.7
Other - net	(4.9)	(10.8)	(6.9)	0.7
Net cash provided by operating activities	1,033.0	588.0	1,955.1	634.0
Investing Activities:
Additions to property, plant and equipment	(63.7)	(84.2)	(169.2)	(188.5)
Proceeds from the sale of property, plant and equipment and non-core assets	3.6	3.1	51.3	12.7
Purchases of short-term securities	—	—	—	(25.5)
Sales and maturities of short-term and auction rate securities	12.3	0.8	36.9	219.5
Sale of marketable equity securities	—	—	—	167.1
Deposits to asset retirement obligation funds	—	—	—	(3.7)
Purchase of Terra Industries Inc. - net of cash acquired	—	—	—	(3,177.8)
Other - net	—	0.8	31.2	31.0
Net cash used in investing activities	(47.8)	(79.5)	(49.8)	(2,965.2)
Financing Activities:
Proceeds from long-term borrowings	—	—	—	5,197.2
Payments of long-term debt	—	(350.0)	(346.0)	(3,708.7)
Financing fees	(1.5)	(1.3)	(1.5)	(209.1)
Purchase of treasury stock	(801.9)	—	(801.9)	—
Dividends paid on common stock	(28.3)	(7.1)	(42.6)	(39.1)
Distributions to noncontrolling interests	(98.8)	(104.7)	(127.4)	(110.5)
Issuance of common stock	—	—	—	1,150.0
Issuances of common stock under employee stock plans	5.9	0.7	14.5	1.2
Excess tax benefit from stock-based compensation	7.1	0.6	25.7	1.2
Net cash (used in) provided by financing activities	(917.5)	(461.8)	(1,279.2)	2,282.2
Effect of exchange rate changes on cash and cash equivalents	2.8	0.3	2.3	0.3
Increase (decrease) in cash and cash equivalents	70.5	47.0	628.4	(48.7)
Cash and cash equivalents at beginning of period	1,355.6	601.4	797.7	697.1
Cash and cash equivalents at end of period	$1,426.1	$648.4	$1,426.1	$648.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$1,118.0	$735.1	$3,549.0	$2,184.9
Cost of sales	565.9	593.8	1,771.8	1,578.8
Gross margin	$552.1	$141.3	$1,777.2	$606.1

Gross margin percentage	49.4%	19.2%	50.1%	27.7%

Tons of product sold (in thousands)	3,043	2,981	9,658	8,111

Sales volumes by product (tons in thousands)
Ammonia	403	513	1,794	1,892
Granular urea	701	635	2,032	2,011
UAN	1,552	1,430	4,655	3,396
AN	243	262	755	525
Other nitrogen products	144	141	422	287

Average selling prices (dollars per ton)
Ammonia	$552	$394	$563	$378
Granular urea	425	266	396	290
UAN	319	188	307	205
AN	269	203	260	208

Cost of natural gas (dollars per MMBtu) (1)	$4.45	$4.37	$4.36	$4.54

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$4.13	$4.29	$4.22	$4.58

Depreciation and amortization	$80.2	$70.9	$237.1	$154.8
Capital expenditures	$48.9	$74.9	$117.0	$151.9

Production volume by product (tons in thousands)
Ammonia (2)	1,769	1,662	5,453	4,250
Granular urea	663	595	1,946	1,837
UAN (32%)	1,638	1,233	4,746	3,098
AN	276	263	840	521

(1)             Includes gas purchases and realized gains and losses on gas derivatives.

(2)             Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$285.8	$182.0	$830.5	$542.5
Cost of sales	199.9	153.5	577.3	453.0
Gross margin	$85.9	$28.5	$253.2	$89.5

Gross margin percentage	30.1%	15.6%	30.5%	16.5%

Tons of product sold (in thousands)	505	451	1,483	1,390

Sales volumes by product (tons in thousands)
DAP	388	329	1,101	1,058
MAP	117	122	382	332

Domestic vs. export sales (tons in thousands)
Domestic	265	260	957	866
Export	240	191	526	524

Average selling prices (dollars per ton)
DAP	$566	$403	$561	$387
MAP	567	404	558	399

Depreciation, depletion, and amortization	$14.0	$13.5	$35.8	$38.2
Capital expenditures	$10.3	$9.2	$39.5	$36.0

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	929	965	2,566	2,563
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	687	639	1,969	1,835
Phosphoric acid as P2O5 (1)	262	236	756	687
DAP/MAP	519	473	1,498	1,365

(1)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions)
Net earnings attributable to common stockholders	$330.9	$48.2	$1,100.3	$148.9
Interest expense (income) - net	31.8	58.0	113.5	169.6
Income taxes	185.3	19.4	625.6	104.8
Depreciation, depletion and amortization	101.6	110.4	314.9	288.5
Less: other adjustments	(8.8)	(20.0)	(39.2)	(84.3)
EBITDA	$640.8	$216.0	$2,115.1	$627.5

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and nine months ended September 30, 2011 include $35.1 million impairment charge related to the permanent shutdown and removal of the methanol plant at our Woodward, nitrogen complex, $0.8 million and $4.2 million, respectively, of restructuring and integration costs, $14.1 million and $27.6 million, respectively, of mark-to-market losses on derivatives and $0.2 million and $0.9 million, respectively, of Peru project development costs.

Net earnings and EBITDA for the nine months ended September 30, 2011 include $34.5 million of gains on the sale of non-core assets.

Net earnings and EBITDA for the three and nine months ended September 30, 2010 include ($0.5) million and $144.6 million, respectively, of business combinations costs, which includes a $123 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010; $8.6 million and $17.9 million, respectively, of restructuring and integration costs; $0.8 million and $5.4 million, respectively, of Peru project development costs; and $25.7 million and $21.8 million, respectively, of mark-to-market losses on derivatives.

Net earnings and EBITDA for the nine months ended September 30, 2010 include a $28.3 million gain on the sale of Terra shares, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting and a $17.0 million loss on extinguishment of acquired debt.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the nine months ended September 30, 2011 include $19.9 million and for the three and nine months ended September 30, 2010 include $14.7 million and $73.7 million, respectively, of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	September 30,	December 31,
	2011	2010
	(in millions)
Total debt	$1,617.7	$1,959.0
Less: cash, cash equivalents and short-term investments	1,426.1	800.8
Plus: customer advances	878.2	431.5

Net debt	$1,069.8	$1,589.7

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions)

Interest on borrowings	$28.0	$38.4	$85.8	$81.1
Fees on ongoing financing agreements	5.8	7.4	14.3	20.0
Accelerated amortization of deferred loan fees	—	14.7	19.9	73.7
Interest capitalized and other	(1.7)	(2.2)	(5.0)	(4.2)
	$32.1	$58.3	$115.0	$170.6

Depreciation, Depletion and Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions)

Nitrogen segment	$80.2	$70.9	$237.1	$154.8
Phosphate segment	14.1	13.5	35.8	38.2
Corporate / unallocated	5.4	6.0	16.2	11.2
Amortization of deferred loan fees	1.9	5.3	5.9	10.6
Accelerated amortization of deferred loan fees	—	14.7	19.9	73.7
	$101.6	$110.4	$314.9	$288.5